      As filed with the Securities and Exchange Commission on April 1, 1996
                                                    Registration No. ______
___________________________________________________________________________

                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                             _______________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________
                                TYSON FOODS, INC.
                (Exact name of registrant as specified in its charter)
                Delaware                              71-0225165
    (State or other jurisdiction of    (I.R.S. Employer Identification No.)
     incorporation or organization)

                             2210 West Oaklawn Drive
                         Springdale, Arkansas  72762-6999
                                  (501) 290-4000
     (Address of Principal Executive Offices, zip code and telephone number)
                              ______________________

                           THE RETIREMENT SAVINGS PLAN
                               OF TYSON FOODS, INC.
                             (full title of the plan)
                              ______________________
            Gerald Johnston                 Copies of Communications to:
        2210 West Oaklawn Drive                 Les R. Baledge, Esq.
   Springdale, Arkansas  72762-6999          Jeffrey J. Gearhart, Esq.
            (501) 290-4000                        Rose Law Firm
 (Name, address, including zip code)        A Professional Association
   and telephone number, including            120 East Fourth Street
   area code, of agent for service)         Little Rock, Arkansas  72201
                                                  (501) 375-9131

                                   CALCULATION OF REGISTRATION FEE
Title of            Amount to      Proposed        Proposed      Amount of
Securities              be          Maximum         Maximum    Registration
  to be            Registered   Offering Price Aggregate Offering    Fee
Registered                         Per Share         Price
Class A         4,000,000 Shares (2) $23.00 (3)  $92,000,000  $31,724.14(3)
Common Stock
(par value $.10)(1)

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers (to the extent applicable to the Plan) an indeterminate amount of interests to be offered or sold pursuant to the Plan.
(2) The shares of Class A Common Stock being registered consist of shares to be acquired by the Plan for the accounts of individual participants.
(3) Calculated pursuant to Rule 457(c) based upon the average of the high and low prices for the common stock as reported by the Nasdaq Stock Market's National Market on March 28, 1996.

                                      PART I

                INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

* Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part 1 of
Form S-8.

                                     PART II

                INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Tyson Foods, Inc. ("Registrant" or "Company") with the Securities and Exchange Commission are incorporated by reference in this registration statement:

     (1) Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 (the "Form 10-K") filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act").

     (2) Registrant's Quarterly Report on Form 10-Q for the quarter ended December 30, 1995.

     (3) The description of registrant's Common Stock contained in Registrant's Registration Statement on Form 8-A, as amended and restated, and as supplemented by the description contained in Amendment No. 1 to Registrant's Registration Statement on Form S-4 filed with the Commission on July 27, 1992 (Commission File No. 33-49368) and any amendment or report filed for the purpose of updating such description.

     In addition, all documents subsequently filed by registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's By-laws provide that the Company shall indemnify and hold harmless its directors and officers to the fullest extent legally permissible under and pursuant to any procedure specified in the Delaware General Corporation Law ("DGCL") against all expenses, liabilities, and losses incurred in connection with their service or status as directors and officers. Such indemnification would also extend to liabilities arising from actions taken by directors or officers when serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture or other enterprise.

     Section 145 of the DGCL, as currently in effect, sets forth the indemnification rights of directors and officers of Delaware corporations. Under such provision, a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings when he is successful on the merits or otherwise,
(ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and
(iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause
(iii) if the director or officer is adjudged liable to the corporation, unless and only to the extent that a court determines that, despite such adjudication but in view of all of the circumstances, he is fairly and reasonably entitled to indemnification of such expenses. The indemnification described in clauses (ii) and (iii) above shall be made only upon a determination by (i) a majority of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion or (iii) the stockholders, that indemnification is proper because the applicable standard of conduct is met.

     The effect of the indemnification provisions contained in the Company's By-laws is to require the Company to indemnify its directors and officers under circumstances where such indemnification would otherwise be discretionary and to extend to the Company's directors and officers the benefits of Delaware law dealing with director and officer indemnification, as well as any future changes which might occur under Delaware law in this area.

     The Company's By-laws specify that the indemnification rights granted thereunder are enforceable contract rights which are not exclusive of any other indemnification rights that the director or officer may have under an agreement, provision of law, vote of stockholders or otherwise. As permitted by Section 145(g) of the DGCL, the Company's By-laws also authorize the Company to purchase directors' and officers' insurance for the benefit of its past and present directors and officers, irrespective of whether the Company has the power to indemnify such persons under Delaware law. The Company currently maintains such insurance as allowed by these provisions.

     The Company's By-laws also provide that expenses incurred by a director or officer in defending a civil or criminal lawsuit or proceeding arising out of actions taken in his official capacity, or in certain other capacities, will be paid by the Company in advance of the final disposition of the matter upon receipt of an undertaking from the director or officer to repay the sum advanced if it is ultimately determined that he is not entitled to be indemnified by the Company pursuant to applicable provisions of the DGCL.

     As noted above, the Company's directors and officers have certain indemnity rights under the Company's By-laws and the DGCL and are protected from certain other liabilities by the Company's existing directors' and officers' insurance. The Company has also entered into supplemental indemnification agreements with its directors and with certain officers designated by the Board of Directors (collectively the "Indemnitees"), which broaden the scope of indemnity that has traditionally been provided by the Company to such persons under the terms of its By-laws and the DGCL.

     The indemnification agreements with the Indemnitees provide that, subject to certain important exceptions, the Indemnitees shall be indemnified to the fullest possible extent permitted by law against any amount which they become legally obligated to pay because of any act or omission or neglect or breach of duty. Such amount includes all expenses (including attorneys' fees), damages, judgments, costs and settlement amounts, actually and reasonably incurred or paid by them in any action or proceeding, including any action by or in the right of the Company, on account of their service as a director or officer of the Company or any subsidiary of the Company. The indemnification agreements further provide that expenses incurred by the Indemnitees in defending such actions, in accordance with the terms of the agreements, shall be paid in advance, subject to the Indemnitees' obligation to reimburse the Company in the event it is ultimately determined that they are not entitled to be indemnified for such expenses under any of the provisions of the indemnification agreements.

     No indemnification is provided under the indemnification agreements on account of conduct which is adjudged to be deliberately dishonest and material to establishing the liability for which indemnification is sought. In addition, no indemnification is provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect of any suit in which judgment is rendered for an accounting of profits made from a purchase or sale of securities of the Company in violation of
Section 16(b) of the Exchange Act, or of any similar statutory provision, or on account of any remuneration, personal profit or advantage which is adjudged to have been obtained in violation of law. The indemnification agreements also contain provisions designed to protect the Company from unreasonable settlements or redundant legal expenditures.

     The indemnification agreements also provide for contribution by the Company, with certain exceptions, to amounts paid by the Indemnitees in any situation in which the Company and such individuals are jointly liable (or would be if the Company were joined in the litigation) if for any reason indemnification is not available. Such contribution would be based on the relative benefits to the Company and the individuals of the transaction from which liability arose, and on the relative fault in the transaction of the Company and the individuals. This provision could be applicable in the event a court found that indemnification under the federal securities laws is against public policy and thus not enforceable, as well as under state laws.
     The indemnification agreements provide for substantially broader indemnity rights than those currently granted to the directors and officers of the Company under the Company's By-laws, which afforded directors and officers only those express indemnification rights set forth in Section 145 of the DGCL. They are not intended to deny or otherwise limit third party or derivative suits against the Company or its directors or officers. However, to the extent a director or officer were entitled to indemnification or contribution thereunder, the financial burden of a third party suit would be borne by the Company, and the Company would not benefit from derivative recoveries since the amount of such recoveries would be repaid to the director or officer pursuant to the agreements.

ITEM 8.  EXHIBITS

     See Index to Exhibits on page 8.

     In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K, registrant hereby confirms that it has submitted the Plan and undertakes that it will submit all amendments thereto to the Internal Revenue Service ("IRS") in a timely manner, and that it has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

ITEM 9.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springdale, State of Arkansas, on the 1st day of April, 1996.

                                          TYSON FOODS, INC.
                                          (Registrant)


                                          By: /s/ Gerald Johnston
                                              -------------------
                                                  Gerald Johnston,
                                                  Executive Vice President,
                                                  Finance

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                       Title                  Date
         ---------                       -----                  ----
         /s/ Don Tyson          *    Senior Chairman of
- ---------------------------------        the Board           April 1, 1996
             Don Tyson

         /s/ Leland E. Tollett          Chief Executive
- ---------------------------------     Officer and Chairman
             Leland E. Tollett           of the Board        April 1, 1996

         /s/ Donald E. Wray            President, Chief
- ---------------------------------     Operating Officer      April 1, 1996
             Donald E. Wray              and Director

         /s/ John H. Tyson            President, Beef and
- ---------------------------------      Pork Division and
             John H. Tyson                 Director          April 1, 1996

         /s/ Shelby D. Massey   *
- ---------------------------------
             Shelby D. Massey              Director          April 1, 1996

         /s/ Joe F. Starr       *
- ---------------------------------
             Joe F. Starr                  Director          April 1, 1996

         /s/ Neely Cassady      *
- ---------------------------------
             Neely Cassady                 Director          April 1, 1996


                                     7

         /s/ Fred S. Vorsanger  *
- ---------------------------------
             Fred S. Vorsanger             Director          April 1, 1996

         /s/ Barbara Tyson      *
- ---------------------------------
             Barbara Tyson                 Director          April 1, 1996

         /s/ Lloyd V. Hackley   *
- ---------------------------------
             Lloyd V. Hackley              Director          April 1, 1996

         /s/ Gerald Johnston            Executive Vice
- ---------------------------------     President, Finance
             Gerald Johnston          (Principal Financial
                                           Officer)          April 1, 1996

        /s/ James G. Ennis            Corporate Controller
- ---------------------------------      (Chief Accounting
            James G. Ennis                 Officer)          April 1, 1996




*By:  /s/ Gerald Johnston
      -------------------------------------
          Gerald Johnston, Attorney-in-Fact


     Pursuant to the requirements of the Securities Act of 1933, the Tyson
Foods, Inc. Retirement Savings Plan has duly caused this registration statement to be signed on its behalf by the undersigned trustee, thereunto duly authorized, in the City of Springdale and State of Arkansas on the 1st day of April, 1996.

                             THE RETIREMENT SAVINGS PLAN OF
                             TYSON FOODS, INC.


                             By:/s/ Gerald Johnston
                                ---------------------------------
                                    Gerald Johnston, Trustee
















                                     8

                           INDEX TO EXHIBITS

EXHIBIT
NUMBER                   DESCRIPTION OF DOCUMENT                 PAGE

(5) Opinion regarding legality (not required pursuant to Item 8-A of Form S-8)

(23)    Consent of Ernst & Young LLP, Independent Auditors         10

(24)    Powers of Attorney                                      11-20















































                                     9
